EXHIBIT 99.1

Contact:	Gary A. Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS THIRD QUARTER FISCAL 2012 RESULTS
•	Achieves Record Third Quarter Operating Margin
•	Comparable Store Sales Increases 7.0%
•	EPS Increases 34.1%
•	Increases Fiscal 2012 Guidance

BIRMINGHAM, Ala. (November 18, 2011) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the third quarter ended October 29, 2011.

Financial Highlights
Net sales for the 13-week period ended October 29, 2011 increased 10.6% to $185.2 million compared with $167.4 million for the 13-week period ended October 30, 2010.  Comparable store sales increased 7.0%. Net income for the 13-week period ended October 29, 2011 increased 26.8% to $16.0 million compared with $12.6 million for the 13-week period ended October 30, 2010.  Earnings per diluted share increased 34.1% to $0.59 compared with $0.44 for the 13-week period ended October 30, 2010.

Net sales for the 39-week period ended October 29, 2011 increased 10.2% to $542.0 million compared with $491.7 million for the 39-week period ended October 30, 2010.  Comparable store sales increased 6.6%.  Net income for the 39-week period ended October 29, 2011, was $43.2 million compared with $33.9 million for the 39-week period ended October 30, 2010.  Earnings per diluted share increased 34.5% to $1.56 compared with $1.16 for the 39-week period ended October 30, 2010.

Jeff Rosenthal, President and Chief Executive Officer, stated, “We are pleased to report the eighth consecutive quarter of comparable store sales increases and a record third quarter operating margin. Strong footwear and apparel sales, improved inventory management, and operational excellence continue to drive our results.  We look forward to the holiday season and have increased our full year Fiscal 2012 guidance.”

For the third quarter, Hibbett opened 16 new stores, expanded 4 high performing stores and closed 3 underperforming stores, bringing the store base to 815 in 26 states as of October 29, 2011. In the fourth quarter, Hibbett anticipates opening 19 to 21 new stores and closing 1 to 3 underperforming stores.  In Fiscal 2012, the Company expects to open 51 to 53 new stores, expand 16 high performing stores and close 16 to 18 stores.

Liquidity and Stock Repurchases
Hibbett ended the third quarter of Fiscal 2012 with $53.0 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt and full availability under its $80.0 million unsecured credit facilities.

During the third quarter, the Company repurchased 698,880 shares of common stock for a total expenditure of $25.4 million.  Approximately $154.8 million of the current $250.0 million authorization remains for future stock repurchases.

Fiscal 2012 Outlook
The Company increased its earnings guidance for Fiscal 2012 to a range of $2.05 to $2.11 per diluted share with an expected comparable store sales increase in the mid-single digit range for the fourth quarter.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 18, 2011, to discuss third quarter Fiscal 2012 results.  The number to call for the live interactive teleconference is (212) 231-2900.  A replay of the conference call will be available until November 25, 2011, by dialing (402) 977-9140 and entering the passcode, 21544092.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2012 third quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com on Friday, November 18, 2011, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through November 25, 2011.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, sales trends, earnings per diluted share and comparable sales for Fiscal 2012, and merchandising, inventory management, operations and stock repurchase plans.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 29, 2011, and the “MD&A” section on our Quarterly Reports on Form 10-Q filed on June 3 and September 6, 2011. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

- MORE -

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
Net sales	$185,180	$167,420	$541,963	$491,745
Cost of goods sold, distribution center
and store occupancy costs	117,361	108,361	347,714	321,803
Gross profit	67,819	59,059	194,249	169,942
Store operating, selling and administrative
expenses	39,514	35,603	115,855	105,459
Depreciation and amortization	3,334	3,369	9,914	10,238
Operating income	24,971	20,087	68,480	54,245
Interest expense, net	51	13	168	64
Income before provision for income taxes	24,920	20,074	68,312	54,181
Provision for income taxes	8,961	7,486	25,076	20,239
Net income	$15,959	$12,588	$43,236	$33,942

Net income per common share:
Basic earnings per share	$0.60	$0.45	$1.59	$1.19
Diluted earnings per share	$0.59	$0.44	$1.56	$1.16

Weighted average shares outstanding:
Basic	26,748	28,209	27,154	28,582
Diluted	27,266	28,802	27,681	29,185

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 29,	January 29,
	2011	2011
Assets
Cash and cash equivalents	$53,001	$75,517
Accounts receivable, net	6,542	5,385
Inventories, net	197,203	174,878
Prepaid expenses and other	12,162	13,561
Total current assets	268,908	269,341
Property and equipment, net	39,556	40,056
Other assets	4,814	4,868
Total assets	$313,278	$314,265

Liabilities and Stockholders' Investment
Accounts payable	$85,053	$75,986
Short-term capital leases	211	312
Accrued expenses	14,902	18,036
Total current liabilities	100,166	94,334
Non-current liabilities	18,034	19,843
Stockholders' investment	195,078	200,088
Total liabilities and stockholders' investment	$313,278	$314,265

END OF EXHIBIT 99.1